UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 22, 2014

ARROW FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

New York	000-12507	22-2448962
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Glen Street Glens Falls, NY	12801
(Address of principal executive offices)	(Zip Code)

(518) 745-1000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangement for CEO.  On October 22, 2014, the Board of Directors of Arrow Financial Corporation (the “Company”), on the recommendation of the Compensation Committee of the Board of Directors, approved an amendment to the Arrow Financial Corporation Employees’ Pension Plan and Trust, as amended and restated (the “Pension Plan”), to be effective as of January 1, 2014 (the “2014 Amendment”), which will provide Thomas J. Murphy, the Company’s President and Chief Executive Officer, with the enhanced retirement benefit described below.
The Company-sponsored Pension Plan covers substantially all employees of the Company and its subsidiaries. The Pension Plan was amended effective December 1, 2002 (the “December 2002 Amendment”), when it was converted from a traditional defined benefit plan design to a cash balance plan design. Pursuant to the December 2002 Amendment, the annual service credits awarded to employees participating in the Pension Plan prior to January 1, 2003 were scaled based on the age of the participant at the end of each plan year and ranged from 6.0% to 12.0%. For all employees who first began to participate in the Pension Plan following the effective date of the December 2002 Amendment, the annual service credits were fixed, and remain fixed at 6.0%.
Mr. Murphy started with the Company in 2004 and has served as the Company’s President and Chief Executive Officer since January 1, 2013. Because Mr. Murphy’s employment began after January 1, 2003, he received an annual service credit of 6% under the Pension Plan. Other named executive officers of the Company participated in the Pension Plan prior to January 1, 2003, and as such are receiving annual service credits in the Pension Plan under the scaled service credit schedule, based upon their age at the end of each plan year. As a result of the 2014 Amendment, beginning January 1, 2014, Mr. Murphy will receive annual service credits at a rate of 12% under the Pension Plan. That is, the annual pay-based service credits for Mr. Murphy were effectively increased from 6% to 12% as long as he remains employed by the Company. Finally, in any given year, to the extent that Mr. Murphy’s Pension Plan benefit exceeds the level of benefit that is permissible under the limitations on eligible compensation provided for by the Internal Revenue Code, the remaining retirement benefit will be provided to him under the “make-up” portion of the Company’s Supplemental Executive Retirement Plan (“SERP”), a supplemental non-qualified unfunded retirement plan in which he participates.
In 2014, Mr. Murphy will receive an estimated service credit of $49,200 (or an additional service credit of $24,600, plus interest credits on this additional service credit until retirement) as a result of the 2014 Amendment under the Pension Plan and under the make-up portion of the SERP.

Item 8.01 - Other Events
On October 22, 2014, the Board of Directors of the Company approved a new stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to $5 million of the Company’s common stock over the twelve-month period starting January 1, 2015, in open market or negotiated transactions. This new repurchase program (the “2015 Repurchase Program”) will replace the existing 2014 Repurchase Program authorized by the Company on November 20, 2013, which expires December 31, 2014. The 2014 Repurchase Program authorized the repurchase during 2014 of up to $5 million of the Company’s Common Stock, in open market or negotiated transactions. Through October 22, 2014, the Company had repurchased approximately $1.5 million of Company Common Stock under the 2014 Repurchase Program.

The related press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 23, 2014, announcing the Stock Repurchase Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROW FINANCIAL CORPORATION

Dated: October 28, 2014        By: /s/ Terry R. Goodemote
Terry R. Goodemote, Executive Vice President, Treasurer and Chief Financial Officer